Exhibit 5


November 13, 2001

Minnesota Mining and
Manufacturing Company
3M Center
St. Paul, MN 55144

Ladies and Gentlemen:

         This will refer to the Registration Statement on Form S-8 (the "Registration Statement") that is being filed by Minnesota Mining and Manufacturing Company (the "Company") with the Securities and Exchange Commission (the "Commission") pursuant to the Securities Act of 1933, as amended (the "Securities Act"), with respect to the unsecured obligations of the Company under the Company's VIP Plus (the "Plan") to pay in the future the value of the deferred compensation accounts, as defined in the Plan, adjusted to reflect the performance, whether positive or negative, of the selected measurement investment options during the deferral period, in accordance with the terms of the Plan (the "Obligations").

         As Assistant General Counsel of the Company, I am familiar with the Certificate of Incorporation and the By-Laws of the Company and with its affairs, including the actions taken by the Company in connection with the Plan. I also have examined such other documents and instruments and have made such further investigation as I have deemed necessary or appropriate in connection with this opinion.

         In my examination, I have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to me as originals, the conformity to original documents of all documents submitted to me as certified or photostatic copies and the authenticity of the originals of such copies. I have also assumed that: (i) all of the Obligations will be issued for the consideration permitted under the Plan as currently in effect; and (ii) all actions required to be taken under the Plan by the Board of Directors of the Company have been or will be taken by the Board of Directors of the Company, respectively.

         Based upon the foregoing, I am of the opinion that:

         1. The Company is duly incorporated and validly existing as a corporation under the laws of the State of Delaware.

         2. All necessary corporate proceedings have been taken to authorize the issuance of the Obligations being registered under the Registration Statement.

         3. When issued in accordance with the provisions of the Plan, the Obligations will be valid and binding obligations of the Company, enforceable in accordance with their terms, except as enforcement thereof may be limited by bankruptcy, insolvency or


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                  other laws of general applicability relating to or affecting enforcement of creditors' rights or by general equity principles.

         This opinion is limited to the Federal laws of the United States and the laws of the State of Minnesota and, with respect to paragraph 1 above, the General Corporate Laws of the State of Delaware (including the statutory provisions and all applicable provisions of the Delaware Constitution and reported judicial decisions interpreting the General Corporate Laws of the State of Delaware) and I am expressing no opinions as to the effect of the laws of any other jurisdiction. No one other than those to whom this letter is addressed are permitted to rely on or distribute this opinion without my prior written consent.

         I hereby consent to the filing of this opinion as an exhibit to the Registration Statement, and further consent to the use of my name wherever appearing in the Registration Statement and any amendment thereto. In giving this consent, I do not admit that I am within the category of persons whose consent is required under Section 7 of the Act or the Rules and Regulations of the Commission issued thereunder.

Very truly yours,

/s/ Gregg M. Larson, Esq.

Gregg M. Larson.
Assistant General Counsel